Contacts:	Stephanie Carrington/Jared Hoffman
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7017/7013
(818) 766-3502	scarrington@theruthgroup.com
jhoffman@theruthgroup.com

IPC The Hospitalist Company Reports Fourth Quarter and Full Year 2007 Results

North Hollywood, CA - March 20, 2008 - IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading provider of hospitalist services, today announced financial results for the fourth quarter and full year ended December 31, 2007.

Fourth Quarter 2007 Highlights:

•	Net revenue increased 31% year-over-year to $52.6 million, largely driven by same-market area revenue growth of 20%
•	Income from operations rose 207% year-over-year to $4.1 million, as operating margin increased to 8%
•	Net income increased 94% year-over-year to $2.8 million, or $0.24 per pro-forma fully diluted share
•	Ended the year with 546 affiliated hospitalists

Adam D. Singer, M.D., Chief Executive Officer, stated, “We are pleased to report record operating results for the full year and fourth quarter of 2007. The results continue our 10-year track record of year-over-year growth in revenue, patient encounters and our number of affiliated hospitalists. In 2007, we acquired nine hospitalist physician practices, of which two represented new market areas for the Company.”

Dr. Singer added, “We became a publicly traded company in January 2008 following our successful initial public offering. As a leader in providing hospitalist services, we are well-positioned to continue to expand our market presence through organic growth initiatives and acquisitions.”

Fourth Quarter 2007

IPC’s fourth quarter 2007 total patient encounters rose 29% to 594,000, compared to 460,000 in the same period last year. IPC reported fourth quarter 2007 net revenue of $52.6 million, a 31% increase from $40.2 million for the fourth quarter of 2006. Of the increase in net revenue, 62% was attributed to same-market areas. Fourth quarter 2007 same-market area net revenue grew 20% and same-market area patient encounters rose 18%. The increase in same-market net revenue was primarily the result of higher physician productivity for existing hospitalists and the addition of new hospitalists either hired or added from in-market acquisitions, together with an increase in revenue per encounter.

Physician practice salaries and other expenses for the fourth quarter 2007 were $36.9 million, compared to $29.5 million in the fourth quarter of 2006. The physician expenses as a percentage of net revenue declined to 70% in the fourth quarter of 2007 from 73% in the fourth quarter of 2006 due to higher physician productivity and increased revenue per encounter. Also, the fourth quarter included a reduction of $0.8 million in claims and professional liability reserves as the final 2007 year end actuarial loss projection was less than the interim actuarial loss projections for the year due to favorable trends in the ratio of claims to the number of encounters and improvements in the estimates of the ultimate costs per claim.

General and administrative expenses for the fourth quarter of 2007 were $11.3 million, compared to $9.1 million for the fourth quarter of 2006. The increase was attributed to increased salaries, benefits, corporate and regional incentive compensation, technology costs and increased travel to support the continuing growth of the Company’s operations and acquisitions. In addition, the Company incurred increased expenses as it prepared to become a public company. However as a percentage of revenue, general and administrative expenses decreased to 21% for the fourth quarter of 2007, compared to 23% for the fourth quarter of 2006.

Income from operations for the fourth quarter of 2007 increased 207% to $4.1 million, compared to $1.3 million for the fourth quarter of 2006, which is net of depreciation and amortization of $0.4 million and $0.3 million, for 2007 and 2006, respectively. Operating margin rose to 8% for the fourth quarter of 2007, compared to 3% for the fourth quarter of 2006. The increase in operating margin was the result of a decrease in physician costs, and general and administrative expenses as a percentage of net revenue.

Fourth quarter 2007 net income was $2.8 million, or $0.24 per pro-forma fully-diluted share, compared to $1.5 million, or $0.13 per pro-forma fully diluted share, for the fourth quarter of 2006.

Full Year 2007

The Company had over 2.1 million patient encounters in 2007, an increase of 23% compared to 2006, and ended the year with 546 hospitalists, providing services in over 300 facilities. IPC reported full year 2007 net revenue of $190.0 million, a 28% increase from $148.1 million for 2006. Of the full year 2007 net revenue growth, 68% was attributable to same-market areas. Full year 2007 same-market area net revenue grew 20% and same-market area patient encounters rose 15% as compared with full year 2006. The increase in same-market net revenue was primarily the result of higher physician productivity for existing hospitalists and the addition of new hospitalists either hired or added from in-market acquisitions, together with increased revenue per encounter primarily from an increase in Medicare reimbursement rates for the billing codes applicable to our services effective January 1, 2007.

Income from operations for the full year 2007 increased 248% to $13.8 million, compared to $4.0 million for 2006, which is net of depreciation and amortization of $1.4 million and $1.1 million, for 2007 and 2006, respectively. Operating margin rose to 7% for full year 2007, compared to 3% for 2006.

The 2007 net loss was $0.9 million, or $0.08 per pro-forma fully diluted share, compared to net income of $1.8 million, or $0.16 per pro-forma fully diluted share, for 2006. Full year 2007 and 2006 results included the loss on fair value of preferred stock warrant liabilities of $8.8 million and $0.7 million, respectively. We do not expect to incur further losses with respect to our remaining outstanding warrants.

During 2007, IPC generated cash flow from operations of $1.4 million. The Company used $15 million to acquire nine hospitalist physician practices and make earn-out payments attributable to practices acquired in 2006.

Recent Corporate Developments

On January 30, 2008, IPC completed its initial public offering for the sale of 5,905,000 shares of its common stock at $16.00 per share for net proceeds of $84.9 million after deducting underwriting discounts and commissions and other offering expenses. Excluding shares offered by selling stockholders, net proceeds to the Company were approximately $46.1 million.

On January 7, 2008, IPC acquired Innovative Physician Services, LLC (IPS), a New England based practice group with 38 hospitalists.

Guidance

The Company expects full year 2008 revenue to be in the range of $239 million to $245 million. The Company anticipates full year 2008 earnings per pro-forma diluted share to be in the range of $0.87 to $0.94. The Company has provided this outlook based on the following assumptions: (i) no change in physician reimbursement rates for services provided to Medicare patients; (ii) no additional new market acquisitions; (iii) continued growth in same-market areas whether from new hires or in-market acquisitions; (iv) increased public company costs impacting general and administrative expenses; (v) conservative investment of IPO proceeds; and (vi) 14.9 million weighted average pro-forma fully diluted shares outstanding for the year and conversion of all preferred stock to common as of the date of the IPO.

Conference Call

IPC The Hospitalist Company will host an investor conference call to discuss the quarterly results at 9 a.m. (EDT) today. To participate in the conference call, please dial 877-397-0235 (USA) or 719-325-4922 (International). The conference call Webcast may be accessed from the Company's Website, www.hospitalist.com. A telephone replay of the conference call will be available from 12:00 p.m. (EDT) today through April 3, 2008, by dialing 888-203-1112, access code 2179947. The replay will also be available at www.hospitalist.com.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine services. IPC's physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com<http://www.hospitalist.com/>.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, those statements set forth under the section entitled “Guidance” regarding projected operating results, revenues, earnings, margins, reimbursement rates, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. IPC’s projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. IPC cautions that no representations can be made or are made as to the accuracy of the projections or to IPC’s ability to achieve the projected results. The following risks and uncertainties, among others, may have such an impact:
•	potential penalties or changes to our operations if we fail to comply with complex and intensive government regulation of our industry;
•	the failure of our affiliated hospitalists to appropriately document services they provide;

•	the adequacy of our insurance coverage and insurance reserves;
•	our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce the non-compete agreements with our affiliated hospitalists;
•	our ability to successfully integrate new acquisitions;
•	the effect of changes in rates or methods of third-party reimbursement;
•	our ability to successfully restructure our operations to comply with future changes in government regulation of our industry;
•	the high level of competition in our industry;
•	our ability to maintain our complex information management systems;
•	the limited experience of our management team in public company matters;
•	the loss of services of one or more members of our senior management team; and
•	those other risks and uncertainties contained in the Company’s Registration Statement filed with the Securities and Exchange Commission on Form S-1 under the heading “Risk Factors.”

IPC undertakes no obligation following the date of this presentation to update or revise its forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of today’s date.

IPC The Hospitalist Company, Inc.
Consolidated Balance Sheets
(dollars in thousands, except for per share data)

	December 31

	2007	2006
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$6,976	$5,946
Accounts receivable, net	39,494	31,518
Prepaid expenses and other current assets	10,203	7,029
Deferred tax assets, net	-	1,308
Total current assets	56,673	45,801

Restricted cash	-	2,500
Furniture and equipment, net	2,189	2,307
Goodwill	34,754	21,970
Other intangible assets, net	808	516
Deferred tax assets, net	2,952	2,935
Total assets	$97,376	$76,029

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,959	$7,176
Accrued compensation	12,382	8,223
Medical malpractice and self-insurance reserves	951	653
Accrued litigation loss and other claims	-	3,598
Deferred tax liability	45	-
Short-term debt and current portion of capital leases	7,029	4,410
Total current liabilities	25,366	24,060
Long-term debt and capital leases, less current portion	19,793	10,041
Medical malpractice and self-insurance reserves	8,900	7,352
Other long-term liabilities	300	-
Preferred stock warrant liabilities	-	2,588
Total liabilities	54,359	44,041

Redeemable convertible preferred stock	-	43,002

Stockholders’ equity (deficit):
Convertible preferred stock, Series A, B, C and D, $.001 par value, 64,905,826 shares authorized, 57,761,235 shares issued and outstanding in 2007; liquidation preference of $43,230,532 in 2007	57	-
Preferred stock, $.001 par value, 294,174 shares authorized, none issued	-	-
Common stock, $.001 par value, 87,300,000 shares authorized, 1,244,257 and 1,878,382 shares issued and outstanding in 2006 and 2007, respectively	2	1
Additional paid-in capital	55,605	27
Accumulated deficit	(12,647)	(11,042)
Total stockholders’ equity (deficit )	43,017	(11,014)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit )	$97,376	$76,029

IPC The Hospitalist Company, Inc.
Consolidated Statements of Operations
(dollars in thousands, except for per share data)

	Quarters Ended December 31,		Years Ended December 31,

	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Net revenue	$52,577	$40,169	$190,002	$148,098

Operating expenses:
Cost of services—physician practice salaries, benefits and other	36,870	29,500	136,960	109,332
General and administrative	11,262	9,084	37,874	32,330
Litigation loss and other claims	-	(5)	-	1,377
Depreciation and amortization	393	271	1,396	1,098
Total operating expenses	48,525	38,850	176,230	144,137

Income from operations	4,052	1,319	13,772	3,961
Net interest expense	(382)	(331)	(1,294)	(1,080)
Loss on fair value of preferred stock warrant liabilities	-	(31)	(8,781)	(690)
Income before income taxes	3,670	957	3,697	2,191
Income tax provision (benefit)	859	(495)	4,564	413
Net income (loss)	2,811	1,452	(867)	1,778
Accretion of redeemable convertible preferred stock	(23)	(68)	(229)	(271)
Income allocable to preferred stockholders	(2,457)	(1,321)	-	(1,507)
Net income (loss) attributable to common stockholders	$331	$63	$(1,096)	$-

Per share data:
Net income per share attributable to common stockholders—historical:
Basic	$0.18	$0.05	$(0.64)	$-

Diluted	$0.12	$0.03	$(0.64)	$-

Net income per share attributable to common stockholders—pro forma: (1)
Basic	$0.24	$0.14	$(0.08)	$0.17

Diluted	$0.24	$0.13	$(0.08)	$0.16

(1) Pro forma per share information assumes conversion of our convertible preferred stock and associated warrants at the beginning of each respective period based on the terms of the warrants and convertible preferred stock.

IPC The Hospitalist Company, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	Years Ended December 31

	2007	2006
	(Unaudited)

Operating activities
Net income (loss)	$(867)	$1,778
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,396	1,098
Stock-based compensation expense	91	26
Revaluation of preferred stock warrant liabilities	8,781	690
Deferred taxes	1,336	33
Changes in assets and liabilities:
Accounts receivable	(7,976)	(10,667)
Prepaid expenses and other current assets	(3,382)	(3,243)
Accounts payable	(344)	1,211
Accrued compensation	4,159	912
Medical malpractice and self-insurance reserves	1,846	2,821
Accrued litigation loss and other claims	(3,598)	573
Net cash provided by (used in) operating activities	1,442	(4,768)

Investing activities
Acquisitions of physician practices	(15,303)	(3,257)
Sale of short-term investments, net	-	5,251
Purchase of furniture and equipment	(926)	(1,240)
Cash restriction by lender	2,500	-
Net cash provided by (used in) investing activities	(13,729)	754

Financing activities
Proceeds from long-term debt and capital leases, net	12,371	2,992
Net proceeds from issuance of common and preferred stock	491	51
Excess tax benefits from stock-based compensation	455	196
Net cash provided by financing activities	13,317	3,239

Net increase (decrease) in cash and cash equivalents	1,030	(775)
Cash and cash equivalents, beginning of year	5,946	6,721
Cash and cash equivalents, end of year	$6,976	$5,946

IPC The Hospitalist Company, Inc.
Operating Data

Number of Patient Encounter Data (unaudited):

The following is a summary of the quarterly and annual number of patient encounters for the years ended December 31, 2007 and 2006:

	Quarter Ended:
	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007	Year Ended December 31, 2007

Patient encounters	504,000	511,000	544,000	594,000	2,153,000

	Quarter Ended:
	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006	Dec 31, 2006	Year Ended December 31, 2006

Patient encounters	437,000	422,000	428,000	460,000	1,747,000